EXHIBIT 99.2

                             Agreement

     THIS AGREEMENT is dated as of the 26th day of October, 1999

BY AND BETWEEN

     CYCLONE FINANCING GROUP INC., a Canadian corporation with a business address located at 240-11948 207th Street, Maple Ridge,
BC, Canada  V2X 1X7,

     (Herein called "Investor")         OF THE FIRST PART

AND:

     JOHN CARTER, business Man residing at 6215 Branting Street, San Diego, CA, 92122 and THEODORE STROUT, Business man residing at 4629 Esther Street, San Diego, CA 92115 and HHPN DEVELOPMENT CORP., doing business at 2815 Camino Del Rio So., Suite 123, San Diego, Ca., 92108

     (Herein called the "Managers")     OF THE SECOND PART

WHEREAS:

     The Managers have developed a software program (Software) that is used to develop database applications on the internet. The program is currently known as DBPanacea' and offers significant advantages over existing internet website database engines. In addition, various other applications have been developed based on the DBPanacea technology, including; an online auction template system which can be duplicated worldwide without restriction, a banner advertising management network, a sports game template, and other back-end' template concepts and applications based on the DBPanacea technology not herein disclosed and/or not yet developed.

(All versions of DBPanacea and all other applications developed thus far and applications yet to be developed based on or associated with DBPanacea technology and the intellectual property of DBPanacea, including all patents, trademarks, copyrights and all other associated assets, are herein jointly called the Products).

AND WHEREAS:

     John Carter and Ted Strout have incorporated a company called HHPN DEVELOPMENT CORPORATION, referenced herein, which is a Delaware corporation, which has been created for the purpose of commercially exploiting the Products and which has an existing revenue stream derived from custom web development and consulting.

AND WHEREAS:

     The Managers are the sole owners of the Products and the sole owners of the Company (jointly called the Projects') and desire to sell up to 100% of the total ownership in the Projects to the Investor for a total sum of $177,500,000.00.

NOW THEREFORE WITNESSETH,

     THAT in consideration of the premises and the covenants, agreements, representations, warranties and payments herein contained, the parties hereto covenant and agree as follows:

1.   WARRANTIES AND REPRESENTATIONS:

     a) The following are the only warranties and representations by and between the parties:
    b) The Managers warrant and represent to the Investor as follows:
    c) That to the best of their knowledge, the business plan attached hereto (Business Plan) previously supplied to the Investor, is true and contains an accurate representation of the commercialization potential for the Projects;
    d) That they are the sole and exclusive owners of the Projects, free and clear of any encumbrances, liens and other charges and no other party has licence to sell or reproduce the software;
    e) That they have the right and authority to grant to the Investor an exclusive option to purchase up to 100% of the Projects;
    f) The Software has certain powerful advantages over existing competitive applications (Cold Fusion, Visual Studio, JDeveloper, etc) including but not limited to; platform independence, ease of use, lower learning curve for developers, speed of development and lower overall development costs derived from quicker development with less costly development staff;
    g) That they have committed their professional lives for a minimum of the next two years exclusively to commercially exploiting the Projects and currently work full time at the Company and all contracts which the Managers take on directly or indirectly shall be exclusively fulfilled by the Company;
    h) The total liabilities in the Projects do not exceed $100,000.00 which is primarily back wages for the Managers;
    i) They are in the process of fulfilling a $200,000.00 contract for website development of which approximately 90% is gross profit;
    j) The Company has 21 million shares issued and outstanding of which the Managers own 100%.

     k) The Investor warrants and represents to the Managers as follows:
     l) That it has the right and authority to enter into this agreement;
     m)   That is has the ability to fulfill this Agreement once
          Option1 has been exercised.

     2.   GRANTING OF THE OPTION TO PURCHASE AND PAYMENT SCHEDULE:
The Managers hereby unconditionally grant the Investor the exclusive and irrevocable right to purchase up to 100% of the Projects for the total purchase price of up to one hundred and seventy seven million and five hundred thousand ($177,500,000.00) US dollars (The rights to purchase as described in this clause shall herein be called Options1/2/3 as described herein).

     a) OPTION 1. The Managers hereby unconditionally grant the Investor the exclusive and irrevocable right to purchase 50% of the Projects for the total purchase price of two and a half million ($2,500,000.00) US dollars (the Investment). (The right to purchase as described in this clause shall herein be called Option1).

     1. The Investor may exercise Option1 by issuing a notice in writing to the Managers.
     2. Once Option1 has been exercised, (a) an additional agreement shall be put in place without unreasonable delay by either party outlining in more detail the purchase of the Projects as described herein and which shall contain a clause relating to default and other terms and conditions pertaining to that agreement, none of which shall conflict with the spirit and intent of this Agreement and (b) the Investment shall be paid to the Managers within a reasonable time based on a pre-defined payment schedule mutually agreed upon by the Parties but the Investor shall not be obligated to pay more than $200,000.00 per month towards the Investment until the full Investment has been paid and (c) it is agreed that the payments shall not be less than $17,000.00 per month and (d) the Investor may, solely at its discretion, exceed the $200,000.00 monthly maximum payments referenced above;
     3. Prior to Option1 being exercised, the Investor shall pay the Managers a development fee of $10,000.00 per month (Development Fee) to further develop the software and business plan. Payments of the Development Fee shall begin on December 9, 1999 and shall continue monthly until Option1 has been exercised or until this Agreement is terminated. In the event that the Option1 is not exercised prior to the termination of this Agreement all





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          Development Fees paid to the Managers shall be forfeited
          by the Investor as total liquidated damages and the Managers shall not seek nor be entitled to any other damages;
     4. If Option1 is not exercised prior to the termination of this Agreement, then the Managers have the right to immediately cancel Option2 and Option3 by written notice.

     b)   Option 2   The Investor may acquire an additional 25%
ownership in the Projects for an additional investment of $50,000,000.00.

     5. The Investor may exercise Option2 by issuing a notice in writing to the Managers along with a check for $50,000,000.00 made out to the Managers personally to be used at their discretion;
     6. Option 2 is non-cancelable and shall expire 24 months after Option1 has been exercised.

     c)   Option 3   The Investor may acquire the final 25%
ownership in the Projects for an additional investment of $125,000,000.00.

     7. The Investor may exercise Option3 by issuing a notice in writing to the Managers along with a check for $125,000,000.00 made out to the Managers personally to be used at their discretion.
     8. Option 3 is non-cancelable and shall expire 24 months after Option1 has been exercised.

3.   DUE DILIGENCE:

     a) The Investor shall have up to 120 days from the execution date of this Agreement to complete its due diligence in the commercial viability of the Projects (Due Diligence).

     b) At any time during the term of this Agreement, the Investor may elect to exercise Option1.

4.   TERM AND CANCELATION:

     a) The term of this Agreement shall be three hundred and sixty five (365) days from the execution date of this Agreement

     b) The Agreement may be cancelled by the Managers anytime after the 120 day Due Diligence period with five days written notice.

     c) The Investor may cancel this Agreement at anytime during the 365 day term.


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     d)   The Agreement may not be cancelled by either party once
          Option1 has been exercised.

5.   USE OF FUNDS:

     100% of the Investment derived from Option 1 is for working capital to be used in accordance with the requirements of the Business Plan or a reasonably revised business plan and/or the further development and world commercialization of the Projects, or for previously incurred liabilities not to exceed $100,000.00.

6.   CONFIDENTIALITY AND EXCLUSIVITY:

     a) Whereas all parties agree that the improper or unauthorized use or disclosure of the terms and conditions of this Agreement or unauthorized contact with parties involved directly or indirectly with the Investor would be highly detrimental and damaging to the Investor.

     b) The Managers agree that neither they nor any of their subsidiaries, divisions, employees, agents, representatives, independent contractors or other persons or organizations over which they have control, will at any time during the term of this Agreement directly or indirectly use or disclose any information pertaining to the terms and conditions thereof, for any purposes which are not associated with the Agreement or disseminate or disclose any information to any person or organization who or which are not directly involved in the Agreement without prior written approval from the Investor.

     c) The Managers agree that neither they nor their subsidiaries, divisions, employees, agents or representatives, independent contractors, or other persons or organizations over which they have control will attempt to do business with or obtain funding from any party which the Investor has introduced them to for a period of one (1) year after the expiry or termination of this Agreement without the written approval of the Investor.

     d) That prior to the expiration or termination of this Agreement, no other party will be granted the right to purchase any part of the Projects without the expressed written approval of the Investor.

     e) Clauses 6a and 6b relating to confidentiality shall survive the term of this agreement for an additional five years.

7.   GOVERNING LAW AND DISPUTES:

     The parties hereto agree that any disagreement or dispute between them shall first be attempted to be remedied by mediation or arbitration. In the event that agreement cannot be reached on the appointment of an independent mediator or arbiter then the parties hereto agree to accept the appointment of a mediator or arbiter who shall be appointed, following application for such appointment by the court. If the dispute cannot be remedied by mediation or arbitration then this agreement shall be governed for all purposes by the laws of the province of British Columbia. For any disputes arising among the parties hereto, venue shall lie with the court of competent jurisdiction in Vancouver, British Columbia. The additional agreement referred to in clause 2.a.b.a shall also contain a clause regarding governing law but shall be negotiated once Option1 has been exercised and the jurisdiction shall not necessarily be the same as is written herein (the province of British Columbia jurisdiction applies only to this Agreement and not necessarily to further agreements).

8.   DUTIES AND RESPONSIBILITIES:

     a) The following are the only Duties and Responsibilities by and between the Parties hereto:

     b) The Duties and Responsibilities of the Managers shall be as follows:

     c) To be wholly responsible to manage and operate the day to day affairs of the Managers on a best efforts basis and/or to further develop and commercially exploit the Projects as per the business plan for the mutual benefit and profit of the Investor and the Managers.

     d) The Duties and Responsibilities of the Investor shall be as follows:

     e) To provide 2.5 million US dollars to the Managers under the terms of this agreement once Option1 has been exercised.

9.   NOTICES AND PAYMENTS:

     Any notice, election, payment, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or mailed by registered mail or fax to the parties at the addresses set out in the beginning of this Agreement and any such notice shall be sufficiently given when delivered by mail, on the third business day following the date of mailing, or if faxed, on the next succeeding day following the faxing thereof.


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10.  SCHEDULES:

     This Agreement constitutes the entire agreement between the parties and there are no representations or warranties, expressed or implied, statutory or otherwise and no agreements collateral hereto, other than as expressly set forth or referred to herein.

11.  TIME shall be of the essence in this Agreement.


12. CURRENCY of all funds mentioned in this agreement shall be in US dollars.


13.  SUCCESSOR AND ASSIGNS:

     This Agreement shall endure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.


14.  SEVERABILITY:

     Should any part of this Agreement be declared or held invalid for any reason, such validity shall not affect the validity of the remainder which shall continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion and it is hereby declared that the intention of the parties hereto that this Agreement should have been executed without reference to any portion of which may be for any reason hereinafter declared or held invalid.

15.  BREACH AND REMEDIES:

     The parties agree that great loss and irreparable harm would be suffered in the event that the Investor or the Managers breach any of the terms and conditions of this agreement. In the event that such breach appears to be an imminent possibility, the parties shall be entitled to all legal and equitable remedies afforded to them or it by law as a result thereof, including, but not limited to a temporary restraining order and permanent injunction to prevent a breach or contemplated breach of the agreement, and may, in addition to any and all forms of relief, recover all reasonable costs and attorney's fees incurred in seeking any such remedy(ies).

16.  ASSIGNMENT:

     This Agreement may be assigned by either party without the consent of the other parties.




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17.  SUPERSEDES.

     This Agreement supersedes and replaces all previous agreements between the parties, verbal or written.

18.  EXECUTION AND AGREEMENT:

     This Agreement may be executed in several parts in the same form and such parts as so executed shall together form one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this agreement.

19.  ACCEPTANCE BY FACSIMILE:

     The parties agree that receipt of a fully executed copy of this Agreement via facsimile transmission shall be binding and may be used as admissible evidence that the party transmitting intends to be bound by the terms set forth herein.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed effective as of the date first above written and have agreed to and initialed each page:

Authorized Signatures:

SIGNED, SEALED & DELIVERED         )
By the authorized signatory of     )
CYCLONE FINANCING GROUP INC.       )
                                   )
                                   )
_____________________________
                                   )    Ben Traub
________________________________   )
Witness


SIGNED, SEALED & DELIVERED         )
In the presence of                 )
                                   )
                                   )
                                   )
______________________________
                                   )    John Carter
________________________________   )
Witness

SIGNED, SEALED & DELIVERED         )
In the presence of                 )
                                   )
                                   )
                                   )
______________________________
                                   )    Theodore Strout
________________________________   )
Witness

SIGNED, SEALED & DELIVERED         )
By the authorized signatory of     )
HHPN DEVELOPMENT CORP.             )
                                   )
                                   )
                                   )
_____________________________
                                   )    Theodore Strout
________________________________   )
Witness

SIGNED, SEALED & DELIVERED         )
By the authorized signatory of     )
HHPN DEVELOPMENT CORP.             )
                                   )
                                   )
                                   )
_____________________________
                                   )    John Carter
________________________________   )
Witness